Exhibit 99.1

SuRo Capital Corp. First Quarter 2023 Preliminary Update

Net Asset Value Anticipated to be $7.35 to $7.85 Per Share

Tender Offer Expiring on April 17, 2023 at 5:00 P.M. Eastern Time

NEW YORK, NY, April 10, 2023 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the first quarter ended March 31, 2023. Additionally, the Company reminded its stockholders its modified “Dutch Auction” tender offer, which commenced on March 21, 2023, remains scheduled to expire at 5:00 P.M., Eastern Time, on April 17, 2023.

“The challenging task of predicting the path of the economy, inflation, and changes in Federal Reserve policy, combined with the recent stress in the banking sector, have led to continued volatility and confusion in the public equity markets. With over $124.0 million of investable capital, we remain poised to continue investing in both primary and secondary opportunities for later-stage, high-growth companies at what we believe will be compelling valuations,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

Mr. Klein continued, “As we have consistently demonstrated, SuRo Capital is committed to initiatives that enhance shareholder value, and we believe the market is currently undervaluing our portfolio. Accordingly, on March 17, 2023, our Board of Directors authorized a modified ‘Dutch Auction’ Tender Offer to purchase up to 3 million shares of our common stock at a price per share between $3.00 and $4.50. Given our stock is trading at a significant discount to net asset value, coupled with the extreme market volatility, we believe the modified ‘Dutch Auction’ Tender Offer to be an efficient and accretive deployment of capital.”

Mr. Klein concluded, “Based on information presently available, for the quarter ended March 31, 2023, we anticipate SuRo Capital’s net asset value to be approximately $7.35 to $7.85 per share.”

As previously reported, SuRo Capital’s net assets totaled approximately $210.0 million, or $7.39 per share, at December 31, 2022, and approximately $380.7 million, or $12.22 per share at March 31, 2022. As of March 31, 2023, SuRo Capital’s net asset value is estimated to be between $7.35 to $7.85 per share.

As of March 31, 2023, there were 28,338,580 shares of the Company’s common stock outstanding.

Investment Portfolio Update

As of March 31, 2023, SuRo Capital held positions in 37 portfolio companies – 33 privately held and 4 publicly held, excluding short-term US treasuries.

During the three months ended March 31, 2023, SuRo Capital made the following follow-on investments (excluding short-term US treasuries):

Portfolio Company	Investment	Transaction Date	Amount
Orchard Technologies, Inc.	Series 1 Senior Preferred	1/13/2023	$2.0 million

During the three months ended March 31, 2023, SuRo Capital exited or received proceeds from the following investments:

Portfolio Company	Transaction Date	Shares Sold	Average Net Share Price(1)	Net Proceeds	Realized Loss
Kahoot! ASA (2)	Various	38,305	$1.97	$0.1 million	$(0.1 million)
NewLake Capital Partners, Inc.(3)	Various	123,938	$18.50	$2.3 million	$(0.2 million)
Rent the Runway, Inc.(4)	1/4/2023	79,191	$3.05	$0.2 million	$(1.0 million)
Residential Homes For Rent, LLC (d/b/a Second Avenue)(5)	Various	N/A	N/A	$0.3 million	$-

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	As of March 8, 2023, SuRo Capital had sold its remaining Kahoot! ASA public common shares.
(3)	As of March 31, 2023, SuRo Capital held 105,820 remaining NewLake Capital Partners, Inc. public common shares.
(4)	As of January 4, 2023, SuRo Capital had sold its remaining Rent the Runway, Inc. public common shares.
(5)	During the three months ended March 31, 2023, approximately $0.3 million was received from Residential Homes For Rent, LLC (d/b/a Second Avenue) related to the 15% term loan due December 23, 2023. Of the proceeds received, approximately $0.3 million repaid a portion of the outstanding principal and the remaining was attributed to interest.

SuRo Capital’s liquid assets were approximately $135.6 million as of March 31, 2023, consisting of cash, short-term US treasuries, and securities of publicly traded portfolio companies not subject to lock-up restrictions at quarter-end.

Modified Dutch Auction Tender Offer

On March 17, 2023, the Company’s Board of Directors authorized a modified “Dutch Auction” tender offer (the “Tender Offer”) to purchase up to 3,000,000 shares of its common stock at a price per share not less than $3.00 and not greater than $4.50 in $0.10 increments, using available cash. The Tender Offer commenced on March 21, 2023 and will expire at 5:00 P.M., Eastern Time, on April 17, 2023, unless extended. If the Tender Offer is fully subscribed, the Company will purchase 3,000,000 shares, or approximately 10.6%, of the Company’s outstanding shares of its common stock. Any shares tendered may be withdrawn prior to expiration of the Tender Offer. Stockholders that do not wish to participate in the Tender Offer do not need to take any action.

Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest per-share price that will enable it to acquire up to 3,000,000 shares of its common stock. All shares accepted in the Tender Offer will be purchased at the same price even if tendered at a lower price.

The Tender Offer is not contingent upon any minimum number of shares being tendered. The Tender Offer is, however, subject to other conditions, which are disclosed in the Tender Offer documents filed with the Company’s Tender Offer statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”) on March 21, 2023. In the future, the Board of Directors may consider additional tender offer(s) or other measures to enhance shareholder value based upon a variety of factors, including the market price of the Company’s common stock and its net asset value.

The Company’s Board of Directors is not making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the Tender Offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase.

The information agent for the Tender Offer is D.F. King & Co. Inc., and the depositary is American Stock Transfer & Trust Company, LLC. The offer to purchase (the “Offer to Purchase”), a letter of transmittal and related documents have been mailed to registered holders and certain of our beneficial holders. Beneficial holders may alternatively receive the Offer to Purchase and a communication to consult with their bank, broker or custodian, if they wish to tender shares. For questions and information, please contact the information agent. Banks and brokers may call the information agent at (212) 269-5550, and all others may call the information agent toll-free at (800) 848-3409.

Certain Information Regarding the Tender Offer

The information in this press release describing the Company’s Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company’s common stock in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase and the related materials that the Company filed with the Tender Offer statement on Schedule TO with the SEC on March 21, 2023 and has distributed to its stockholders, including as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Stockholders of SuRo Capital Corp. may obtain a free copy of the Tender Offer statement on Schedule TO, the Offer to Purchase, and other documents that the Company filed with the SEC on March 21, 2023 from the SEC’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co. Inc., the information agent for the Tender Offer, by calling toll-free at (800) 848-3409. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Stockholders and investors who have questions or need assistance may call D.F. King & Co. Inc.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its first quarter ended March 31, 2023 results in May 2023.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the SEC. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(212) 931-6331

IR@surocap.com

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